Exhibit 4.2

EXECUTION COPY

CHASE ISSUANCE TRUST,

Issuing Entity

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Indenture Trustee and Collateral Agent

AMENDMENT NO. 2 to the

SECOND AMENDED AND RESTATED

ASSET POOL ONE SUPPLEMENT

dated as of June 11, 2014

to

THIRD AMENDED AND RESTATED

INDENTURE

dated as of December 19, 2007

This AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED ASSET POOL ONE SUPPLEMENT (this “Amendment No. 2”) between, CHASE ISSUANCE TRUST, a statutory business trust created under the laws of the State of Delaware (the “Issuing Entity”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as Indenture Trustee (the “Indenture Trustee”) and Collateral Agent (the “Collateral Agent”), is made and entered into as of June 11, 2014.

RECITALS

WHEREAS, the parties hereto have heretofore executed and delivered an Asset Pool One Supplement, dated as of May 1, 2002 (as amended, supplemented or otherwise modified, the “Original Asset Pool One Supplement”);

WHEREAS, the parties hereto have heretofore executed and delivered an Amended and Restated Asset Pool One Supplement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, the Second Amendment thereto, dated as of February 1, 2006 and the Third Amendment thereto, dated as of September 27, 2007 (as amended, supplemented or otherwise modified, the “Amended and Restated Asset Pool One Supplement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007, as amended by the Amendment thereto, dated as of December 20, 2013 (as amended, supplemented or otherwise modified, the “Second Amended and Restated Asset Pool One Supplement”);

WHEREAS, the parties hereto desire to amend the Second Amended and Restated Asset Pool One Supplement as set forth below;

WHEREAS, Section 9.01 of the Third Amended and Restated Indenture, dated as of December 19, 2007, as amended by the Amendment thereto, dated as of July 9, 2013, and Amendment No. 2 thereto, dated as of December 20, 2013 (as amended, supplemented or otherwise modified, the “Third Amended and Restated Indenture”), by and between the Issuing Entity and Wells Fargo in its capacity as Indenture Trustee, provides that any Asset Pool Supplement may be amended upon delivery of an Issuing Entity Tax Opinion for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, any Asset Pool Supplement; provided, that (i) the Issuing Entity shall deliver to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that such amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that such amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable

Collateral Agent and (ii) each Note Rating Agency confirms in writing that such amendment will not cause a Ratings Effect;

WHEREAS, (i) an Issuing Entity Tax Opinion has been delivered, (ii) the Issuing Entity has delivered to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that this Amendment No. 2 will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that this Amendment No. 2 does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (iii) each Note Rating Agency has confirmed in writing that such amendment will not cause a Ratings Effect; and

WHEREAS, based on the foregoing, all conditions precedent to the execution of this Amendment No. 2 have been complied with;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this Amendment No. 2 in order to amend the Second Amended and Restated Asset Pool One Supplement in the manner set forth below.

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Capitalized terms used but not defined herein shall have the meanings assigned to them in the Second Amended and Restated Asset Pool One Supplement, or if not defined in the Second Amended and Restated Asset Pool One Supplement, then the meanings assigned to them in the Third Amended and Restated Indenture.

1. Amendment to Section 3.1. Section 3.1 of the Second Amended and Restated Asset Pool One Supplement shall be amended by deleting the existing Section 3.1 in its entirety and replacing it with the following:

“Section 3.1 Collections and Allocations.

(a) The Servicer pursuant to the terms of the Transfer and Servicing Agreement (or, if the authority of the Servicer has been revoked pursuant to Section 10.01 of the Transfer and Servicing Agreement, the Indenture Trustee, or, if a Successor Servicer has been appointed, the Successor Servicer) shall instruct the Collateral Agent to apply all funds on deposit in the Collection Account as described in this Article III and in any Indenture Supplement for any Series. Except as otherwise provided in subsections 3.1(b) and 3.1(c) below, the Servicer pursuant to the terms of Transfer and Servicing Agreement shall deposit Collections with respect to the Asset Pool One Receivables into the Collection Account for Asset Pool One as promptly as possible after the Date of Processing of such Collections, but in no event later than the second Business Day following the Date of Processing and shall deposit Collections received with respect to the Asset Pool One Collateral Certificates with respect to any Monthly Period into the Collection Account for Asset Pool One no later than the First Note Transfer Date in the next succeeding Monthly Period.

(b) Subject to the express terms of any Indenture Supplement, but notwithstanding anything else in this Asset Pool One Supplement, the Indenture or the Transfer and Servicing Agreement to the contrary, for as long as Chase USA remains the Servicer under the Transfer and Servicing Agreement and (i) no Servicer Rating Event shall have occurred and be continuing or (ii) Chase USA obtains a guarantee or letter of credit covering risk of collection with respect to its deposit and payment obligations under the Transfer and Servicing Agreement (in form and substance satisfactory to each Note Rating Agency) from a guarantor having a short-term credit rating of at least “A-1” from Standard & Poor’s or “P-1” from Moody’s or “F1” from Fitch (or such other rating below “A-1” or “P-1” or, to the extent rated by Fitch, “F1,” as the case may be, which is acceptable to such Note Rating Agency), or (iii) the Note Rating Agency Condition will have been satisfied despite the Servicer’s inability to satisfy the rating requirement specified in clause (i) or (ii) above, or (iv) for 5 Business Days following any reduction of any such rating or failure to satisfy the conditions specified in clause (i) or (ii) above, the Servicer need not make the daily deposits of Collections into the Collection Account as provided in the preceding paragraph, but may make deposits in an amount equal to the net amount of such deposits and payments which would have been made with respect to Asset Pool One Notes to receive payments on the related Payment Date had the conditions of this sentence not applied, into the Collection Account in immediately available funds not later than 1:00 p.m., New York City time, on each applicable Note Transfer Date following the Monthly Period with respect to which such deposit relates. To the extent that, in accordance with this subsection 3.1(b), the Servicer has retained amounts which would otherwise be required to be deposited into the Collection Account or any Supplemental Bank Account with respect to any Monthly Period, the Servicer shall be required to deposit such amounts in the Collection Account or such Supplemental Bank Account on the applicable Note Transfer Date to the extent necessary to make required distributions on the related Payment Date. Notwithstanding anything in this Asset Pool One Supplement to the contrary, unless otherwise specified in the Indenture or any Indenture Supplement, the Servicer need not deposit any amount allocated to be paid to any Transferor pursuant to the Indenture, this Asset Pool One Supplement or any applicable Indenture Supplement into the Collection Account or any Supplemental Bank Account, but shall pay such amounts as collected to the applicable Transferor.

(c) Notwithstanding anything else in this Asset Pool One Supplement, the Indenture, the Indenture Supplement thereto or the Transfer and Servicing Agreement to the contrary, with respect to any Monthly Period for which the Servicer is required to make daily deposits into the Collection Account or into any Supplemental Bank Account provided for in any Indenture Supplement for any Series:

(i) the Servicer will only be required to deposit Collections (other than Recoveries, which will be deposited in accordance with subsection 3.11(a), and the Interchange Amount, which will be deposited in accordance with subsection 3.11(b)) into the Collection Account or such Supplemental Bank Account no later than the second Business Day following the Date of Processing in an amount equal to the lesser of:

(A) the amount required to be deposited into the Collection Account or such Supplemental Bank Account on such Business Day pursuant to the terms of the Indenture, this Asset Pool One Supplement or any Indenture Supplement for any Series, and

(B) the amount required to be distributed on or prior to the related Note Transfer Date to the extent necessary to make required distributions on the related Payment Date of:

(1) interest and principal due to Holders of the Asset Pool One Notes (other than Asset Pool One Notes held by the Transferor for so long as the Transferor is the Servicer) provided for in any Indenture Supplement for any Series,

(2) the product of (x) the sum of the floating allocation percentages for each Series of Asset Pool One Notes and (y) the Asset Pool One Servicing Fees due to the Servicer, but only if the Transferor is not also the Servicer,

(3) the product of (x) the sum of the floating allocation percentages for each Series of Asset Pool One Notes and (y) the Asset Pool One Default Amount,

(4) targeted deposits to any reserve account designated and established pursuant to the Indenture Supplement for any Series,

(5) amounts owed to applicable Derivative Counterparties, Supplemental Credit Enhancement Providers and Supplemental Liquidity Providers; and

(6) any other amounts identified in any Indenture Supplement for any Series to be paid to Holders of Asset Pool One Notes other than the Transferor, deposited in reserve accounts or other enhancement accounts or paid to third parties from Collections, and any such Collections not required to be deposited in the Collection Account shall be deposited in the Excess Funding Account to the extent required pursuant to the terms of the Indenture, the Asset Pool One

Supplement or any Indenture Supplement for any Series, and any remaining Collections shall be paid to the Transferor; and

(ii) (A) if at any time prior to the related Note Transfer Date the amount of Collections deposited in the Collection Account with respect to the related Monthly Period exceeds the amount required to be deposited pursuant to clause (i) above, the Servicer shall withdraw such excess from the Collection Account and immediately pay it to the Transferor, and

(B) if at any time prior to the related Note Transfer Date the amount of Collections deposited in the Collection Account with respect to the related Monthly Period is less than the amount required to be deposited pursuant to clause (i) above, the Transferor shall pay to the Servicer, and the Servicer shall deposit into the Collection Account, the amount of the shortfall, but only to the extent of Collections previously paid to the Transferor with respect to such Monthly Period pursuant to this paragraph.

(iii) For the avoidance of doubt, to the extent that the exact amount of the required deposits or distributions pursuant to clauses (i)(A) and (i)(B) above are unknown, the Servicer will be allowed to make a good faith estimate of the respective amounts thereof subject to the adjustment provisions set forth in clauses (ii)(A) and (ii)(B) above.”

2. No Waiver. The execution and delivery of this Amendment No. 2 shall not constitute a waiver of a past default under the Second Amended and Restated Asset Pool One Supplement or impair any right consequent thereon.

3. Second Amended and Restated Asset Pool One Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Second Amended and Restated Asset Pool One Supplement shall remain in full force and effect. All references to the Second Amended and Restated Asset Pool One Supplement in any other document or instrument shall be deemed to mean the Second Amended and Restated Asset Pool One Supplement as amended by this Amendment No. 2. This Amendment No. 2 shall not constitute a novation of the Second Amended and Restated Asset Pool One Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Second Amended and Restated Asset Pool One Supplement to which they are parties thereto, as amended by this Amendment No. 2, as though the terms and obligations of the Second Amended and Restated Asset Pool One Supplement were set forth herein.

4. Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

5. Separability. In case any provision in this Amendment No. 2 shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

6. Counterparts. This Amendment No. 2 may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

7. GOVERNING LAW. THIS AMENDMENT NO. 2 WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8. Effective Date. This Amendment No. 2 shall become effective as of the day and year first above written.

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IN WITNESS WHEREOF, the Issuing Entity and the Collateral Agent have caused this Amendment No. 2 to be duly executed by their respective officers as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION, as Beneficiary and not in its individual capacity

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee and Collateral Agent and not in its individual capacity

By:	/s/ Cheryl Zimmerman
Name: Cheryl Zimmerman
Title: Vice President

Acknowledged and Accepted:

CHASE BANK USA,
NATIONAL ASSOCIATION, as Servicer

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Executive Director

CHASE ISSUANCE TRUST

AMENDMENT NO. 2

TO THE SECOND A&R ASSET POOL ONE SUPPLEMENT